BENCHMARK CONSULTING INC.
100 MERRICK ROAD, SUITE 404 EAST
ROCKVILLE CENTRE, NY 11570
TELEPHONE (516) 764-4230
FACSIMILE (516) 764-4251

To:	Richard A. Parlontieri
Speedemissions, Inc.

From:	Neil L. Hecht, President
Benchmark Consulting Inc.

Subject:	Consulting and Retainer Agreement

Date:	December 1, 2003

This is an agreement between Speedemissions, Inc., a Florida corporation (“Speedemissions”) and Benchmark Consulting Inc (“Benchmark”). Speedemissions’ stock is traded on the Over the Counter Bulletin Board Market under the symbol “SPEM”. It is hereby intended and agreed by and between the parties hereto that Benchmark will use its best efforts, acting as a consultant and utilizing its experience, knowledge, and contacts, to improve and enhance the financial structure of Speedemissions so as to increase its overall value.

The above parties hereby agree that all information received and exchanged at any time from any source shall be kept strictly confidential and shall not be divulged, shared, nor conveyed to or with any party outside of this agreement. Notwithstanding the foregoing, the parties acknowledge that Speedemissions may be required to disclose this agreement and its contents as part of its reporting requirements under the Securities Exchange Act of 1934, and may do so based upon the advice of its counsel.

This agreement will remain in full force and effect for the entire period of time as set forth in this agreement and may not be altered, modified, changed or extended in any manner without the written, mutual consent of the parties hereto.

As consideration for the services to be rendered under this agreement, within ten days of signing this agreement, Speedemissions will issue to Benchmark a total of 450,000 shares of Rule 144 restricted stock according to the following schedule:

•   180,000 shares within seven days of execution of this agreement;
•   90,000 shares on February 15, 2004;
•   90,000 shares on March 15, 2004; and
•   90,000 shares on April 15, 2004.

Speedemissions agrees to include the shares in its next applicable registration statement filed with the SEC, unless an underwriter or placement agent engaged by Speedemissions for the offering being registered refuses to allow the piggyback registration of the shares.

Benchmark will provide consulting services that it deems relevant, reliable, and trustworthy. All advice and information which Benchmark provides will be based on its best-informed opinion. Speedemissions assumes full responsibility for any current or future action it may take based on the information and advice provided to it by Benchmark, and agrees to hold harmless Benchmark and its officers.

This agreement shall remain in full force and effect for a period of six months and shall become effective on December 1, 2003, and confirms the understanding between them with regard to future transactions between them. Upon the execution thereof, this agreement shall become a binding and enforceable agreement between the parties executing the agreement. Signatories hereby represent and warrant that they are empowered to execute this agreement.

For purposes of enforcement, this agreement will be governed by the laws of the United States of America and the State of New York. In the event of default of delivery of shares to Benchmark, Speedemissions shall have ten days to cure said default. If default is not cured within the specified time, Benchmark reserves the right to terminate this agreement with no further obligation to Speedemissions.

Speedemissions, Inc.

By:

Printed Name:Richard A. Parlontieri
Address:

Benchmark Consulting Inc.
By:

Printed Name: Neil L. Hecht